Exhibit 10.7

As of January 27, 2016

Cablevisión S.A.
Televisión Dirigida S.A.
Grupo Clarín S.A.
NII Holdings, Inc.

Re.: Amendment No. 2 to Binding Offer # 2015/075/NXT

Dear Sirs:

Reference is made to (i) your Binding Offer dated September 10, 2015, accepted by us on September 11, 2015, as amended by your Amendment Offer Letter No. 1, dated October 9, 2015, accepted by us on such date (the “Binding Terms”), and (ii) the assignment letter sent by Grupo Clarín S.A. to NII Mercosur Telecom, S.L.U., NII Mercosur Móviles, S.L.U. and NII Holdings, Inc. on September 11, 2015. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Binding Terms.
In light of the new regulatory framework in force in Argentina pursuant to which the transfer of the 51% Equity Interest from the Sellers to the Buyer can be executed prior to obtaining the Regulatory Approval ad referendum thereto, and the implementation of certain transactions contemplated in the Binding Terms, and in accordance with Section 14 of the Binding Terms, effective as of the date of your acceptance of this offer to supplement and amend the Binding Terms (this “Amendment Offer Letter No. 2”) as set forth in Section 2 below, the Binding Terms shall be supplemented and amended as set forth in Section 1 below.
1.Supplement and Amendment of the Binding Terms.
(a)Section 2(c) of the Binding Terms: Section 2(c) of the Binding Terms is hereby amended and restated in its entirety as follows:
“(c) No later than 11:59 p.m., New York City time, on the Business Day on which the Sellers receive the Call Exercise Notice (as defined in Annex A-1 hereto) (such time on such date, the “Definitive Closing Date”), (x) the Sellers shall transfer the 51% Equity Interest, in the form of the Final Equity Units (as defined in Annex A-1 hereto), to the Buyer free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein, including Annex A-1) and (y) in exchange, the Buyer shall simultaneously assign the Note to the Sellers free and clear of all Liens (such transfer and exchange described in clauses (x) and (y), respectively, the “51% Transfer Settlement”) (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein, including Annex A-1).”
(b)Section 3(c) of the Binding Terms: Section 3(c) of the Binding Terms is hereby amended and restated in its entirety as follows:
“(c) The Buyer may exercise the 51% Call Option contemplated in Section 1(c) of Annex A-1 hereto at any time in its sole discretion on or after January 27, 2016; provided, however, that on such date such exercise and the transfer of the 51% Equity Interest are not prohibited by law or any Governmental Authority. The Parties agree that the transfer of the 51% Equity Interest from the Sellers to the Buyer can be executed prior to obtaining the approval by the Argentine Ente Nacional de Comunicaciones or any Governmental Authority that may replace it in the future (the “Regulatory Approval”), ad referendum thereto. In the event that, after the 51% Equity Interest is transferred by the Sellers to the Buyer, the Regulatory Approval is not obtained, the Parties agree that (x) the Buyer may dispose of such 51% Equity Interest in its sole discretion, and (y) such failure to obtain the Regulatory Approval shall not be construed as or give rise to an obligation of the Sellers to repurchase from the Buyer or otherwise to acquire or re-acquire ownership of the 51% Equity Interest. The Buyer hereby irrevocably waives any right to recover, or make any claim against the Sellers with respect to, any or all of the Purchase Price, any right to indemnification against the Sellers or any of its Affiliates or any Losses to the Buyer or the Target, in each case, arising solely as a result of any failure to receive or any delay in receiving the Regulatory Approval after the Definitive Closing Date that is not attributable to the Sellers’ failure to comply with Section 2(c) of Annex A-1 of the Binding Terms; provided, however, for the avoidance of doubt, that, except as expressly set forth herein, nothing in this Section 3(c) shall be construed as an amendment or impairment to or waiver of the Sellers’ representations and warranties and indemnification set forth in Annex D to the Binding Terms, the covenants of the Sellers under the Binding Terms or the joint and several liability of each of the Sellers and the Guarantor to the Buyer provided in Annex D of the Binding Terms, all of which shall remain in full force and effect.”
(c)Section 3(e) of the Binding Terms: Section 3(e) of the Binding Terms is hereby amended and restated in its entirety as follows:
“(e) The filings requiring Regulatory Approval in respect of the transfer of the 51% Equity Interest from the Sellers to the Buyer shall be made by the Target at the discretion of and in coordination with the Buyer pursuant to Section 2 of Annex A-1, provided that nothing shall prevent the 49% Sale from becoming binding on Sellers and Buyer upon Sellers’ acceptance of this Binding Offer and the Initial Closing Date from occurring upon the payment in full by the Buyer of the Initial Closing Payment on the Initial Closing Date and delivery by the Sellers of the 49% Equity Interest and the Note on the Initial Closing Date, each free and clear of any and all Liens (other than those arising under this Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced herein) pursuant to the terms of Annex A-1. NII and its subsidiaries shall not take any actions that are intended to, or that would reasonably be expected to, frustrate the ability of the Buyer to obtain the Regulatory Approval, and the Sellers shall reasonably cooperate with the Buyer in obtaining the Regulatory Approval.”
(d)Section 1(c) of Annex A-1 of the Binding Terms - 51% Call Option: Section 1(c) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(c) 51% Call Option. On the Definitive Closing Date, (x) the Sellers hereby unconditionally and irrevocably undertake to sell, transfer and convey to the Buyer, at the Buyer’s option, the 51% Equity Interest, in the form of the 413,220,605 ownership interests (participaciones sociales) in the Target held by NII Mercosur Telecom, S.L.U. (the “Final Equity Units”), free and clear of all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), and (y) in exchange, the Buyer shall simultaneously assign the Note to the Sellers, as contemplated in Section 1(d)(iii). Notwithstanding anything to the contrary herein, the 51% Call Option may only be exercised in accordance with this Section 1(c) once the Buyer has paid to the Seller any Additional Amount (as defined below) due under Section 5(e)(2).”

(e)Sections 1(d)(ii) and (iii) of Annex A-1 of the Binding Terms - Procedures; Call Option Purchase Price: Sections 1(d)(ii) and (iii) of Annex A-1 of the Binding Terms are hereby amended and restated in their entirety as follows:
“(ii) If the Buyer elects to exercise the 51% Call Option pursuant to Section 1(c), the Buyer will deliver to the Sellers a written notice (the “Call Exercise Notice”) exercising the 51% Call Option, and the Buyer and the Sellers will consummate the 51% Transfer Settlement on the Definitive Closing Date.
(iii) On the Definitive Closing Date: (A) the Sellers will (1) deliver to the Buyer the 51% Equity Interest, in the form of the Final Equity Units, free and clear of any and all Liens (other than those arising under the Binding Offer or by virtue of the transactions contemplated hereby or the agreements referenced therein), (2) deliver to the Buyer written resignations of all the directors (managers of S.R.L.) (other than Ernesto Gandolfi who will be removed from the Management Body of the Target) and statutory auditors (síndicos) of the Target appointed by the Sellers, in which all of such officers will waive any fees or other amounts that they may be entitled to collect from the Target (other than Mr. Noel Lustig, as provided in (B) below), (3) cause the Management Body of the Target to hold a meeting to (i) consider the resignations and or removal referred to in (2) and (ii) convene a quotaholders meeting to approve the resignations and or removals of directors (managers of S.R.L.) and statutory auditors (síndicos) of the Target, consider their performance and fees, and appoint their replacements, and (4) execute and deliver to the Buyer such instruments of conveyance as the Buyer may reasonably request prior to the Definitive Closing Date; (B) the Buyer will cause the Target to pay Mr. Noel Lustig the aggregate amount of US$6,000 which, as informed by the Sellers to the Buyer, represents the aggregate and final amount that he is entitled to collect from the Target; (C) the Buyer will assign the Note to the Sellers, without the payment of any consideration or amount other than delivery of the 51% Equity Interest as contemplated above; (D) the Sellers and the Buyer shall attend the quotaholders meeting of the Target to consider and approve the items detailed in (4)(ii) above; and (E) the Buyer will cause the Management Body of the Target to hold a meeting to acknowledge the transfer of the 51% Equity Interest and the release of the 51% Equity Interest Pledge.”
(f)Section 1(d) of Annex A-1 of Annex A-1 of the Binding Terms - Procedures; Call Option Purchase Price: Sections 1(d) of Annex A-1 of the Binding Terms is hereby amended by appending a new Section 1(d)(iv) as follows:
“(iv) Following the Definitive Closing Date, Sellers shall cooperate in good faith with the Buyer’s reasonable requests to furnish to the Buyer documents that are reasonably required to be filed with the Argentine Inspección General de Justicia for the registration of the transfer of the 51% Equity Interest to the Buyer.”
(g)Section 1(f) of Annex A-1 of the Binding Terms - Procedures; Call Option Purchase Price: Sections 1(f) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(f) Assignment of 51% Call Option and Note. Prior to the Definitive Closing Date, the Buyer may assign the 51% Call Option and/or the Note to any third party.”
(h)Section 2(a) of Annex A-1 of the Binding Terms - Regulatory Approval: Section 2(a) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(a) Notwithstanding anything to the contrary herein, the Parties agree that (x) the transfer of the 51% Equity Interest from the Sellers to the Buyer can be executed prior to obtaining the Regulatory Approval according to Section 13 of Law No. 27,078, as amended, and (y) in the event that, after the 51% Equity Interest is transferred by the Sellers to the Buyer, the Regulatory Approval is not

obtained, (A) the Buyer may dispose of such 51% Equity Interest in its sole discretion, and (B) such failure to obtain the Regulatory Approval shall not be construed as or give rise to an obligation of the Sellers to repurchase from the Buyer or otherwise to acquire or re-acquire ownership of the 51% Equity Interest. The Buyer hereby irrevocably waives any right to recover or to make any claim against the Sellers with respect to, any or all of the Purchase Price, any right to indemnification against the Sellers or any of its Affiliates or any Losses to the Buyer or the Target, in each case, arising solely as a result of any failure to receive or any delay in receiving the Regulatory Approval after the Definitive Closing Date that is not attributable to the Sellers’ failure to comply with Section 2(c) of Annex A-1 of the Binding Terms; provided, however, for the avoidance of doubt, that, except as expressly set forth herein, nothing in this Section 2(a) shall be construed as an amendment or impairment to or waiver of the Sellers’ representations and warranties and indemnification set forth in Annex D to the Binding Terms, the covenants of the Sellers under the Binding Terms or the joint and several liability of each of the Sellers and the Guarantor to the Buyer provided in Annex D of the Binding Terms, all of which shall remain in full force and effect.”
(i)Section 2(b) of Annex A-1 of the Binding Terms - Regulatory Approval: Section 2(b) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(b) After the Definitive Closing Date the Buyer will (and will cause the Target to) use its commercially reasonable efforts to obtain the Regulatory Approval in accordance with applicable Law.”
(j)Section 2(c) of Annex A-1 of the Binding Terms - Regulatory Approval: Section 2(c) of Annex A-1 of the Binding Terms shall be amended and restated in its entirety as follows.
“(c) The Sellers (x) shall cooperate in good faith with the Buyer’s reasonable requests with respect to any of the filings or applications with any Governmental Authority to be made by the Buyer or the Target to obtain the Regulatory Approval as provided in Section 2(b) above (including furnishing to the Buyer or the Target all reasonable information required for any other application or filing to be made pursuant in connection with the Regulatory Approval), and (y) shall not make any filing or application or engage in any communication with any Governmental Authority with respect to the Regulatory Approval without the prior written approval of the Buyer (such approval not to be unreasonably withheld, conditioned or delayed).”
(k)Section 2(e) of Annex A-1 of the Binding Terms - Regulatory Approval: Section 2(e) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(e) The Buyer assumes the risk associated with the Regulatory Approval relating to the acquisition of the 49% Equity Interest and the 51% Equity Interest, including any impairment or loss of licenses. The Buyer will indemnify the Sellers and the Sellers Indemnitees (which for the avoidance of doubt excludes the Target) for any out-of-pocket losses (including any fines or penalties) actually incurred or suffered by any of the Sellers or the Sellers Indemnitees (but excluding any losses actually incurred by the Target or arising from a diminution in value of the Target or similar losses and excluding consequential losses) arising from, relating to or in connection with any Legal Proceedings or investigations initiated against any of the Sellers or the Sellers Indemnitees (other than the Target) by any Governmental Authority in respect of the Binding Offer, the Transaction Agreements or any of the transactions contemplated hereby or thereby, including any Legal Proceedings or investigations relating to or arising in connection the Regulatory Approval; provided that (a) the liability of the Buyer in respect of such indemnity shall be limited to the Aggregate Purchase Price and (b) for purposes of any indemnification pursuant to this paragraph, the provisions for resolving claims for indemnification set forth in

Article III of Annex D hereto shall apply, mutatis mutandi, except for any of the threshold limitations provided therein. The Sellers and the Buyer hereby mutually agree to promptly inform one another (and cause Target to inform, as applicable) of any Legal Proceeding in respect of any of the transactions contemplated in this Binding Offer or communication from a Governmental Authority relating to a Legal Proceeding involving the other party as soon as such Legal Proceeding is publicly filed, or communication is received by, the Sellers (or Target) or to the Buyer’s or the Sellers’ (as applicable) knowledge, initiated by any Governmental Authority in connection with the Regulatory Approval or any claim or demand made by any Person upon the Sellers or Target as a result of this Binding Offer.”
(l)Section 4(a) of Annex A-1 of the Binding Terms - Conduct of Business: Section 4(a) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(a) (1) From the Effective Date until the Definitive Closing Date, except (i) as required by applicable Law, any Governmental Authority or the Telecommunication Licenses (in which case, the Sellers will promptly notify the Buyer of any such condition), (ii) as otherwise expressly provided by the Binding Terms, or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Sellers will and will cause the Target to (A) conduct the business of the Target in the Ordinary Course of Business; (B) terminate any existing Contract with NII Holdings, Inc. and any Affiliate of NII Holdings, Inc. or of the Sellers that is not a Subsidiary of the Target (other than (x) any existing Contract with Fundación Nextel para la Acción Comunitaria or (y) the Transition Services Agreement and the agreements described in Annex G hereto and as the Buyer may otherwise elect); (C) abstain from terminating employees of the Target other than for cause or otherwise as part of the Ordinary Course of Business (other than José Luis Salgueiro); and (D) take all reasonably necessary actions to promptly provide the Buyer with any information and documents reasonably requested by the Buyer in order to maintain the validity of the 51% Equity Interest Pledge.
(2) From the Effective Date until the date that is thirty (30) days after the Definitive Closing Date, the Sellers and the Guarantor will use commercially reasonable efforts to give all notices to, and obtain all consents from, all Persons required pursuant to the Contracts set forth in Schedule 1.3(a) of Annex D to the Binding Terms.
(3) The Guarantor will comply with the covenants set forth in Annex G hereto within the time periods described therein.”
(m)Section 4(d) of Annex A-1 of the Binding Terms - Delivery of Certificates from an Internationally Recognized Certified Public Accountant: Section 4(d) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(A) On or prior to October 9, 2015, the Sellers shall deliver to the Buyer certificates issued by Deloitte S.C. (or one of its Affiliates), in a form reasonably acceptable to the Buyer, certifying the information set forth in Exhibit C hereto. Without prejudice to the Buyer’s rights under Article III of Annex D to the Binding Terms, Buyer shall be entitled to deduct US$147,439 (the “Tax Amount”) calculated in accordance with Exhibit C hereto, from the amounts payable pursuant to Section 5(e) of Annex A-1 of the Binding Terms (Purchase Price Adjustment) on account of the amount that the Sellers have determined subsequent to the Effective Date must be paid by or on behalf of Sellers to the Argentine tax authority as a result of the 49% Sale on account of Capital Gains Tax.
(B) Within fifteen (15) Business Days after the Definitive Closing Date, the Sellers shall deliver to the Buyer certificates issued by Deloitte S.C. (or one of its Affiliates), in a form reasonably acceptable to the Buyer, setting forth the calculations required to determine whether any amounts are payable on account of Argentine Capital Gain Tax as a result of the 51% Transfer Settlement. The Sellers and the Guarantor acknowledge and agree that this covenant is without prejudice to the Sellers’ obligations arising under Article III of Annex D to the Binding Terms in the event of a breach of the representation set forth in Section 1.13(b) of Annex D of the Binding Terms and the Guarantor’s obligations under Section 3.7 of Annex D of the Binding Terms.”
(n)Section 4(g) of Annex A-1 of the Binding Terms - Conduct of Business: Section 4(g) of Annex A-1 of the Binding Terms is hereby amended and restated in its entirety as follows:
“(g) Within two (2) Business Days after the Definitive Closing Date (the “Retention Payment Date”), (A) the Sellers shall pay to the Buyer in US Dollars by wire transfer to the accounts of Buyer as provided in Annex H hereto, an amount equal to (1) any and all amounts payable by Target under the employee retention plans (the “Employee Retention Plans”) as of the Retention Payment Date to the employees entitled to such payments and listed in Schedule 1.19 of Annex D of the Binding Offer and (2) any of the Target’s social security obligations arising therefrom (for the avoidance of doubt, excluding any amounts in connection with the calculation of the additional salary (sueldo annual complementario) that could be deemed to arise in connection with or related to the Employee Retention Plans) (the “Retention Payment Amount”), and (B) the Buyer shall cause the Target to pay any portion of the Retention Payment Amount payable on the Retention Payment Date and shall have terminated such Employee Retention Plans with no further liabilities for the Target or the Buyer remaining thereunder. For the avoidance of doubt, the payment of the Retention Payment Amount by the Sellers shall constitute full and final payment with respect to any liabilities arising under or relating to the Employee Retention Plans.”
(o)Section II(b) of Annex C of the Binding Terms - Form of Promissory Note - Events of Default: Section II(b) of Annex C of the Binding Terms is hereby amended and restated in its entirety as follows:
“(b) On the Definitive Closing Date, Promisor fails to timely transfer the 51% Equity Interest to the Buyer in accordance with the terms and conditions of Section 1(c) of Annex A-1 of the Binding Terms.” 1
(p)Article I 1.1 of Annex D of the Binding Terms - Representations and Warranties of the Sellers - Sellers’ Corporate Existence; Authority: Article I1.1 of Annex D of the Binding Terms shall be amended to delete the following paragraph:
“and, (ii) solely with respect to the case of the 51% Equity Interest Pledge, subject to receipt of the Regulatory Approval.”
(q)Annex G of the Binding Terms - Additional Transition Services Agreements: A new Annex G in the form of Annex 1 hereto is hereby appended to the Binding Terms.
(r)Annex H of the Binding Terms - Buyer’s Account: A new Annex H in the form of Annex 2 hereto is hereby appended to the Binding Terms.

1Sellers/Guarantor to amend Notes accordingly.

(s)Schedule 1.3(a) of Annex D of the Binding Terms - Contracts: The Buyer acknowledges that the notices to, and consents from, the Persons required pursuant to the Contracts set forth in Schedule 1.3(a) of Annex D to the Binding Terms have not all been delivered or obtained by the Sellers prior to the date of this Amendment Offer Letter No. 2. Buyer further acknowledges and agrees that the Sellers used their commercially reasonable efforts to give such notices and obtain such consents with respect to such Contracts as required under the Binding Terms. The Buyer hereby releases and holds harmless the Sellers in all respects relating to any failure to obtain any such consents or to deliver such notices with respects to the Contracts set forth in Schedule 1.3(a) of Annex D of the Binding Terms.
2.Acceptance of this Amendment Offer Letter No. 2. This Amendment Offer Letter No. 2 will be deemed irrevocably accepted on the date on which you and Guarantor provide the Sellers a written notice of acceptance.
3.Effect of this Amendment Offer Letter No. 2. Except as herein otherwise specifically provided, all provisions of the Binding Terms shall remain in full force and effect and be unaffected hereby. The Parties further acknowledge and agree that the Antitrust Indemnity Letter delivered to Sellers and Guarantor by the Buyer, Cablevisión S.A. and Televisión Dirigida S.A. on December 1, 2015 shall remain in full force and effect.
4.Headings. Headings in this Amendment Offer Letter No. 2 are for reference purposes only and shall not be deemed to have any substantive effect.
Very truly yours,
[Signature Page Follows]

As Seller
NII MERCOSUR TELECOM, S.L.U.

By:	/S/ SHANA C. SMITH
Name: Shana C. Smith
Title: Vicepresidenta, Visecretaria del Consejo de Administración y Consejera Delegada
As Seller
NII MERCOSUR móviles, S.L.U.

By:	/S/ SHANA C. SMITH
Name: Shana C. Smith
Title: Vicepresidenta, Visecretaria del Consejo de Administración y Consejera Delegada

Annex 1

ANNEX G
Additional Transition Services Agreements
Article I. NII, Nextel Brazil and Target Services. (I) No later than 30 days after the Definitive Closing Date (the “Negotiation Period”),
(A) NII Holdings, Inc. (“NII”) shall:
(1) enter into a transition services agreement with Target whereby it would provide Target with services substantially similar to those described in Exhibit A.1 hereto (the “NII Services”), in terms substantially similar to those applicable to the NII Services rendered by NII to Target until the date hereof (the “NII TSA”), and
(2) use its commercially reasonable efforts to cause Nextel Telecomunicacões Ltda, a company duly organized and existing under the Laws of Brazil (“Nextel Brazil”), to enter into a transition services agreement with Target whereby Nextel Brazil would provide Target with services substantially similar to those described in Exhibit B.1 hereto (the “Nextel Brazil Services”), in terms substantially similar to those applicable to the Nextel Brazil Services rendered by Nextel Brazil to Target until the date hereof (the “Nextel Brazil TSA”), and
(B) Buyer shall:

(1) use its commercially reasonable efforts to cause the Target to enter into a transition services agreement with Nextel Brazil whereby it would provide Nextel Brazil with services substantially similar to those described in Exhibit C.1 hereto (the “Target Services”), in terms substantially similar to those applicable to the Target Services rendered by Target to Nextel Brazil until the date hereof (the “Target TSA”).
(II) For purposes of entering into each of the NII TSA, Nextel Brazil TSA and the Target TSA, during the Negotiation Period, each of Target, NII and Nextel Brazil will negotiate in good faith the corresponding monthly fee to be paid by Target for the NII Services and the Nextel Brazil Services and by Nextel Brazil for the Target Services (each, a “Monthly Fee”).
(III) During the Negotiation Period:
(A) NII shall:
(1) continue providing Target with the NII Services as provided in the NII TSA, and
(2) use its commercially reasonable efforts to cause Nextel Brazil to continue (a) providing Target with the Nextel Brazil Services as provided in the Nextel Brazil TSA, and (b) receiving the Target Services as provided in the Target TSA, and
(B) Buyer shall:
(1) use its commercially reasonable efforts to cause the Target to continue providing Nextel Brazil with Target Services under the Target TSA.
(IV) If within ten (10) days after the Definitive Closing Date (the “Monthly Fee Negotiation Period”),
(A) NII and Target do not reach an agreement on the corresponding Monthly Fee payable for the NII Services, such Monthly Fee will be equal to the actual monthly operating costs incurred by NII for rendering the NII Services (the “NII Services’ Cost”), as certified by Ernst & Young within (15) days after the Monthly Fee Negotiation Period expires, plus three percent (3%) of the NII Services’ Cost;
(B) Nextel Brazil and Target do not reach an agreement on the corresponding Monthly Fee payable for the Nextel Brazil Services, NII shall use its commercially reasonable efforts to cause Nextel Brazil to agree to a Monthly Fee equal to the actual monthly operating costs incurred by Nextel Brazil for rendering the Nextel Brazil Services (the “Nextel Brazil Services’ Cost”), as certified by Ernst & Young within (15) days after the Monthly Fee Negotiation Period expires, plus ten percent (10%) of the Nextel Brazil Services’ Cost; or
(C) Target and Nextel Brazil do not reach an agreement on the corresponding Monthly Fee payable for the Target Services, Buyer shall use its commercially reasonable efforts to cause the Target to agree to a Monthly Fee equal to the actual monthly operating costs incurred by Target for rendering the Target Services (the “Target Services’ Cost”), as certified by Ernst & Young within (15) days after the Monthly Fee Negotiation Period expires, plus ten percent (10%) of the Target Services’ Cost.
(V) If by the expiration of the Negotiation Period:
(A) the NII TSA has not been entered into between NII and Target for any reason whatsoever, NII shall continue providing Target with NII Services during the term provided under the NII TSA;
(B) the Nextel Brazil TSA has not been entered into between Nextel Brazil and Target for any reason whatsoever, NII shall use its commercially reasonable efforts to cause Nextel Brazil to continue providing Target with Nextel Brazil Services during the term provided under the Nextel Brazil TSA; or
(C) the Target TSA has not been entered into between Target and Nextel Brazil for any reason whatsoever, (x) Buyer shall use its commercially reasonable efforts to cause the Target to continue providing Nextel Brazil with Target Services during the term provided under the Target TSA, and (y) NII shall cause Nextel Brazil to receive the Target Services during the term provided under the Target TSA.
Article II. MOTOROLA REBATE. (I) NII acknowledges that (a) the net balance of the rebates in connection with the purchases of Malibu and Destino Handsets by Target from Motorola Mobility LLC pursuant to a certain Subscriber Unit Purchase Agreement, entered into between NII and Motorola, Inc. on January 1, 2005, as amended, and a certain Buyer Subsidiary Agreement, entered into among NII, Target and Motorola, Inc., on January 1, 2005, as amended (the “Motorola Agreement”), currently amounts to US$1,477,240 (the “Rebate”), (b) the Rebate is owed to Target, and (c) a total of US$234,647 is owed to Motorola Mobility LLC under the Motorola Agreement, which the Buyer agrees to cause the Target to pay, (II) NII instruct Motorola to pay the Rebate to the account of Buyer designated in writing, and (III) NII hereby discharges Buyer and Target and waives any right to claim any amount to the Buyer or the Target in connection with the Motorola Agreement and the Rebate.

Annex 2

ANNEX H

Buyer’s Account

Cablevisión S.A. (51.4% of aggregate Retention Payment Amount)

Bank:
ABA No.:
Account
Dirección:

Televisión Dirigida S.A. (48.6% of aggregate Retention Payment Amount)

Bank
Account:

January 27, 2016

Messrs.
NII MERCOSUR TELECOM S.L.U
NII MERCOSUR MÓVILES S.L.U.

Re.: Amendment No. 2 to Binding Offer # 2015/075/NXT

Dear Sirs:

We hereby accept your offer of reference, dated January 27, 2016.

Sincerely,

[Signature Page Follows]

NII HOLDINGS, INC., as Guarantor

By:     /S/ SHANA C. SMITH
Name:     Shana C. Smith
Title:     General Counsel

January 27, 2016

Messrs.
NII MERCOSUR TELECOM S.L.U
NII MERCOSUR MÓVILES S.L.U.

With copy to:
NII HOLDINGS, INC.

Re.: Amendment No. 2 to Binding Offer # 2015/075/NXT

Dear Sirs:

We hereby accept your offer of reference, dated January 27, 2016.

Sincerely,

[Signature Page Follows]

CRUPO CLARÍN S.A.

By:     /S/ SEBASTIAN BARDENGO
Name:     Sebastian Bardengo
Title:     Attorney in Fact

CABLEVISIÓN S.A.

By:     /S/ SEBASTIAN BARDENGO
Name:     Sebastian Bardengo
Title:     Attorney in Fact

TELEVISIÓN DIRIGIDA S.A.

By:     /S/ SEBASTIAN BARDENGO
Name:     Sebastian Bardengo
Title:     Attorney in Fact